Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 _______ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

June 13, 2025

Columbia Banking System, Inc.

1301 A Street

Tacoma, Washington 98402

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4, including the joint proxy statement/prospectus, forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”) of Columbia Banking System, Inc., a Washington corporation (“Columbia”), relating to the proposed mergers by and among Columbia, Pacific Premier Bancorp, Inc. a Delaware corporation (“Pacific Premier”) and Balboa Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Columbia.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP